Exhibit 2.1

This STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of January 16, 2019, is by and among Craven House Capital North America LLC, a Florida limited liability company (the “Seller”), IIU, Inc., a Virginia corporation (the “Company”), and LM Funding America, Inc., a Delaware corporation (the “Buyer”).

RECITALS

A.In reliance upon and subject to the respective representations, warranties, covenants, terms and conditions hereinafter set forth, the Buyer wishes to purchase, and the Seller wishes to sell, upon the terms and conditions stated in this Agreement, all of the Company’s issued and outstanding capital stock, consisting of 100 shares of common stock US $0.10 par value per share (the “Common Shares”), all of which is held by Seller.

B.Buyer shall pay to Seller a purchase price totaling $5,089,626.00, subject to adjustment as set forth herein (“Purchase Price”).  The Purchase Price shall be payable by (i) Buyer’s cancellation of Company’s Promissory Note dated November 3, 2018 held by Buyer in the principal amount of $1,500,000.00 with interest totaling $1,507,643.84 (“Company Note”); and (ii) issuance of Buyer’s senior convertible promissory note in an initial principal amount of $3,581,982.16, as adjusted by Section 1(e)(ii) (the “Convertible Note”), which Convertible Note shall be in substantially set forth as Exhibit A hereto and shall be convertible into shares of common stock of Buyer (“Conversion Shares”, and together with the Convertible Note, the “Securities”) in accordance with the terms of the Convertible Note.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller, Company and the Buyer hereby agree as follows:

1.PURCHASE AND SALE OF COMMON SHARES.

(a)Common Shares.  Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller on the Closing Date (as defined below), the Common Shares for the Purchase Price.

(b)Closing.  The closing (the “Closing”) of the purchase of the Common Shares by the Buyer shall take place at the time and place as may be agreed to by the parties. The date and time of the Closing (the “Closing Date”) shall be 9:00 a.m., Tampa, Florida time, on the same Business Day on which the conditions to the Closing set forth in Sections 6 and 7 below are satisfied or waived (or such later date as is mutually agreed to by the Seller, Company and the Buyer). As used herein “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

(c)Purchase Price. The aggregate purchase price for the Common Shares to be purchased by the Buyer shall be the Purchase Price and shall be paid at the Closing. The Purchase Price will be subject to adjustment pursuant to Section 1(e).

(d)Payment of Purchase Price; Cancellation Company Note, Delivery of Convertible Note. Subject to Sections 6 and 7 below, (i) on the Closing Date, the Buyer shall pay the Estimated Closing Purchase Price to the Company for the Common Shares, consisting of all of the authorized, issued, and outstanding capital stock of the Company, by (i) cancelling the Company Note and redelivering same; and (ii) issuing the Convertible Note in form attached hereto as Exhibit A.   The Seller shall deliver to the Buyer the Common Shares duly executed on behalf of the Company and registered in the name of the Buyer.  The Buyer shall issue to the Seller the Convertible Note duly executed on behalf of the Buyer and registered in the name of the Seller or its designee.

(e)Adjustment to Purchase Price.

(i) Pre-Closing Deliveries. At least two (2) Business Days prior to the Closing Date, the Seller shall deliver to Buyer in writing its good faith estimate of (A) Closing Net Working Capital, which was derived from the applicable amounts contained in the Recent Balance Sheet (the “Estimated Net Working Capital”), (B) the Closing Cash Amount (the “Estimated Closing Cash Amount”), and (C) the Closing Purchase Price based thereon (the “Estimated Closing Purchase Price Certificate”).

(ii) Estimated Closing Purchase Price. The Estimated Closing Purchase Price shall be the Purchase Price, (1) minus the amount, if any, by which the Closing Cash Target exceeds the Estimated Closing Cash Amount (to the extent agreed to by the Buyer on the Closing Date), and (2) minus (A) the amount, if any, by which the Net Working Capital Target exceeds the Estimated Net Working Capital (to the extent agreed to by the Buyer on the Closing Date) less (B) the amount of any adjustment made pursuant to foregoing clause “(1)” of this paragraph.

(iii) Preliminary Closing Statement. Within sixty (60) days following the Closing Date, the Buyer shall prepare, or cause to be prepared, and deliver to the Seller (1) an unaudited statement of Current Assets, Liabilities,

Closing Net Working Capital and Closing Cash Amount as of the Closing Date, prepared in a manner consistent with Modified GAAP and the preparation of the Recent Balance Sheet as to accounting methods, policies, practices, and procedures, with consistent classifications, judgments and estimation methodologies as the Recent Balance Sheet, in each case to the extent consistent with Modified GAAP, and (2) the Closing Purchase Price based thereon (the “Preliminary Closing Statement”).

(iv) Disputes Regarding Preliminary Closing Statement. The Seller shall have thirty (30) days after the delivery by the Buyer of the Preliminary Closing Statement to object to any of the information contained in the Preliminary Closing Statement (“Closing Statement Objection”), which objection shall describe the basis of the objection and the adjustments that the Seller believes should be made.  If a Closing Statement Objection is made, the Buyer shall then have fifteen (15) days to review and respond to the Closing Statement Objection.  If the Buyer does not object in writing to such Closing Statement Objection (describing the basis of the objection), then the Buyer shall be deemed to have accepted such Closing Statement Objection.  The Buyer and the Seller shall seek in good faith to resolve any differences that they may have with respect to any matter specified in the Closing Statement Objection and subsequent objection by the Buyer.  If the Buyer and the Seller are unable to resolve all of their disagreements with respect to the determination of the foregoing items within twenty (20) days following the completion of the Buyer’s review of the Closing Statement Objection, then the Buyer and the Seller shall refer their remaining differences to a firm of independent public accountants as to which the Buyer and the Seller shall mutually agree in writing or, if the Company and the Seller cannot agree within 14 days, to Malone Bailey LLP (the “CPA Firm”), who shall, determine the Closing Purchase Price, taking into account the Closing Net Working Capital and the Closing Statement Objection.  In connection with the engagement of the CPA Firm, the Buyer and the Seller shall execute reasonable engagement letters with the CPA Firm, including a confidentiality provision and customary indemnities in favor of the CPA Firm.  The Buyer and the Seller shall direct the CPA Firm to use its reasonable best efforts to render its determination within forty-five (45) days.  The CPA Firm’s determination shall be conclusive and binding upon the Buyer and the Seller.  The fees and disbursements of the CPA Firm shall be shared equally by the Buyer, on the one hand, and the Seller, on the other hand.  The Buyer and the Seller shall make readily available to the CPA Firm (and the Buyer and the Seller shall make available to each other) all relevant books and records and any work papers (including those of the parties’ respective accountants) relating to the Recent Balance Sheet, the Preliminary Closing Statement, the Closing Statement Objection and all other items reasonably requested by the CPA Firm.  The “Final Closing Statement” shall be (1) the Preliminary Closing Statement in the event that (x) no Closing Statement Objection is delivered to the Buyer during the 30-day period following the delivery by the Buyer to the Seller of the Preliminary Closing Statement, or (y) the Buyer and the Seller so agree, (2) the Preliminary Closing Statement, adjusted in accordance with Closing Statement Objection in the event that the Buyer does not respond to a Closing Statement Objection within the 15-day period following receipt by the Buyer of a Closing Statement Objection, or (3) the Preliminary Closing Statement, as adjusted by either (a) the agreement of the Buyer and the Seller or (b) the CPA Firm.

(v) Final Payments of Closing Purchase Price.  If the Estimated Closing Purchase Price exceeds the Closing Purchase Price set forth in the Final Closing Statement, on the date that the Final Closing Statement becomes effective, the principal balance of the Convertible Note shall be automatically reduced by the amount of such excess in the manner provided in Section 1(e)(vi), with such reduction to be deemed effective as of the Closing Date.  The final determination of the Closing Purchase Price under this Section 1(e)(v) shall not impair any other rights of a party under this Agreement including, without limitation, any rights to indemnification.

(vi) Method of Payment.  Any amount due pursuant to Section 10 shall be applied to the Convertible Note principal balance on the date of the final determination of the Final Closing Statement pursuant to this Section 1(e).

(vii) Cooperation. Buyer agrees that, following the Closing, it will not (and will cause the Company not to) take any actions with respect to the accounting books, records, policies and procedures of the Company or its subsidiaries that would obstruct or prevent the preparation, review, or evaluation of the Preliminary Closing Statement or any Closing Statement Objection.  The Company and Buyer shall reasonably cooperate with the Seller in the evaluation and review of the Preliminary Closing Statement and in the preparation and review of the Closing Statement Objection (if any), including, but not limited to, (1) providing the Seller and the Seller’s accountants and representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), facilities and employees of the Company, each of the subsidiaries, and all of their respective accountants, and (2) cooperating reasonably with the Seller and the Seller’s accountants and representatives, including the provision on a timely basis of all other information reasonably necessary or useful in connection with the evaluation and review of the Preliminary Closing Statement or the preparation and review of the Closing Statement Objection (if any).  Notwithstanding anything to the contrary contained herein, in no event shall the Company or Buyer be required to take any action or provide any information to the Seller that could reasonably be expected to result in the waiver of an attorney-client privilege or similar privilege (and in such case, the Company shall be required to provide all requested information and documents in redacted form, with the minimum amount of redactions necessary to preserve the privilege).

(f)Definitions related to the Adjustment to Purchase Price.  The following terms shall have the following meanings ascribed to them:

“Closing Cash Amount” shall mean the amount in U.S. Dollars of cash and cash equivalents of the Company and its subsidiaries as of the Closing (including deposits in transit).

“Closing Cash Target” shall mean $152,000.

“Closing Net Working Capital” shall mean the amount in U.S. Dollars by which total Current Assets exceeds total Liabilities as of the Closing Date.

“Closing Purchase Price” shall mean the sum of the Purchase Price, (i) minus the amount, if any, by which the Closing Net Working Capital is less than the Net Working Capital Target, and (ii) minus the amount, if any, by which the Closing Cash Amount is less than the Closing Cash Target.  The Closing Purchase Price shall be finally determined in accordance with Section 1(e)(v).

“Current Assets” shall mean the cash, cash equivalents, accounts receivable, prepaid expenses, and other current assets of the Company and its subsidiaries as of immediately prior to the Closing (net of all applicable reserves), determined on a consolidated basis in accordance with GAAP and, to the extent consistent with GAAP, the Company’s historical accounting practices as reflected in the Recent Balance Sheet.

“Estimated Closing Purchase Price” means the Purchase Price, with any decrease thereto as shown on the Estimated Closing Purchase Price Certificate and approved by the Buyer.

“Liabilities” shall mean the accounts payable, accrued expenses, accrued compensation, and all other liabilities of the Company and its subsidiaries as of immediately prior to the Closing, all as determined on a consolidated basis in accordance with GAAP and, to the extent consistent with GAAP, the Company’s historical accounting practices as reflected in the Recent Balance Sheet.

“Net Working Capital Target” means negative $684,000.

2.BUYER’S REPRESENTATIONS AND WARRANTIES.

The Buyer represents and warrants to the Seller that:

(a)Organization; Authority. The Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents (as defined below) to which it is a party and otherwise to carry out its obligations hereunder and thereunder.

(b)No Public Sale or Distribution. The Buyer is buying the Common Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of applicable securities laws, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended (the “1933 Act”); provided, however, by making the representations herein, the Buyer does not agree, or make any representation or warranty, to hold the Common Shares for any minimum or other specific term and reserves the right to dispose of the Common Shares at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. The Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute the Common Shares in violation of applicable securities laws.

(c)Reliance on Exemptions. The Buyer understands that the Common Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws, and that the Buyer is relying in part upon the truth and accuracy of, and the Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Seller set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Common Shares.  The Buyer is as of the date hereof, an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the 1933 Act (an “Accredited Investor”)

(d)Information. The Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Common

Shares which have been requested by the Buyer. The Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. The Buyer understands that its investment in the Common Shares involves a high degree of risk. The Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Common Shares.

(e)No Governmental Review. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Common Shares or the fairness or suitability of the investment in the Common Shares nor have such authorities passed upon or endorsed the merits of the offering of the Common Shares.

(f)Transfer or Resale. The Buyer acknowledges and agrees that the Common Shares cannot be sold, assigned, transferred, conveyed, pledged or otherwise disposed of to any U.S. Person or within the United States of America or its territories or possessions, unless such Common Shares are registered for sale in the United States pursuant to an effective registration statement under the 1933 Act or an exemption from such registration is available. Without limiting the foregoing, the Buyer understands that: (i) the Common Shares have not been and is not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned, transferred, conveyed or pledged, unless (A) subsequently registered under the 1933 Act and applicable states securities laws, (B) such Common Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from registration under the 1933 Act and applicable state securities laws, or (C) the Buyer provides the Company with reasonable assurance that such Common Shares can be sold, assigned or transferred pursuant to Rule 144A promulgated under the 1933 Act (or a successor rule thereto) (collectively, “Rule 144A”); (ii) any sale of the Common Shares made in reliance on Rule 144A may be made only in accordance with the terms of Rule 144A, and further, if Rule 144A is not applicable, any resale of the Common Shares under circumstances in which the seller (or the Person (as defined below) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC promulgated thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Note under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(g)Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Buyer and constitutes the legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(h)No Conflicts. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of the Buyer, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Buyer is a party or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Buyer to perform its obligations hereunder.

(i)Reserved.

(j)Experience of the Buyer. The Buyer, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Common Shares, and has so evaluated the merits and risks of such investment. The Buyer is able to bear the economic risk of an investment in the Common Shares and, at the present time, is able to afford a complete loss of such investment.

(k)Issuance of the Convertible Note. The issuance of the Convertible Note is duly authorized and, upon issuance in accordance with the terms of the Transaction Documents, will be validly issued and fully paid and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issue thereof. As of the Closing, the Buyer shall have reserved from its duly authorized capital stock not less than the sum of 100% of the maximum number of Conversion Shares issuable upon conversion of the Convertible Note. Upon the affirmative vote of the shareholders of Buyer in accordance with the Charter and Bylaws of Buyer as required by the Nasdaq listing rules, the issuance of the Conversion Shares in accordance with the terms of the Convertible Note will be duly authorized, and upon conversion in accordance with this Agreement and the Convertible Note, the Conversion Shares, when issued, will be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Shares.

(l)Dilutive Effect. The Buyer acknowledges that its obligation to issue the Conversion Shares upon conversion of the Convertible Note in accordance with this Agreement is absolute and unconditional, regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Buyer.

(m)Application of Takeover Protections; Rights Agreement. The Buyer’s obligation to issue Conversion Shares upon conversion of the Conversion Note is conditioned upon shareholder approval of such issuance as required by Buyer’s Charter, Bylaws, and in compliance with the regulations of the SEC and Nasdaq.  The Buyer and its board of directors will use commercially reasonable efforts to obtain such approval and to render inapplicable any control share acquisition, interested shareholder, business combination, poison pill (including, without limitation, any distribution under a rights agreement), shareholder rights plan or other similar anti-takeover provision under the Buyer’s certificate of incorporation, as amended and as in effect on the date hereof (the “Charter”), the Buyer’s bylaws, as amended and as in effect on the date hereof (the “Bylaws”), or other organizational documents or the laws of the jurisdiction of its incorporation or otherwise which is or could become applicable to the Seller as a result of the transactions contemplated by this Agreement, including, without limitation, the Buyer’s issuance of the Convertible Note and the Seller’s ownership of the Convertible Note.

3.REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller represents and warrants to the Buyer that:

(a)Organization and Qualification. Each of the Company and each of its subsidiaries are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted. Each of the Company and each of its subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. “Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Company and its subsidiaries taken as a whole, (ii) the transactions contemplated hereby or in any of the other Transaction Documents or (iii) the authority or ability of the Company or any of its subsidiaries to timely perform any of their respective obligations under any of the Transaction Documents (as defined below). Schedule 3(a) lists each jurisdiction in which the Company and its subsidiaries are qualified to do business as a foreign entity.

(b)Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to issue the Common Shares in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the sale of the Common Shares has been duly authorized by the Company’s board of directors.  This Agreement has been, and the other Transaction Documents will be prior to the Closing, duly executed and delivered by the Seller and the Company, and each constitutes the legal, valid and binding obligations of the Seller and the Company, enforceable against each in accordance with its respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law. The Company and its subsidiaries are not in default under or in violation of any of its Organizational Documents. “Transaction Documents” means, collectively, this Agreement, the Convertible Note, and each of the other agreements and instruments entered into or delivered by any of the parties hereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time in writing. “Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the certificate of formation and limited liability company agreement, operating agreement, or like agreement of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or agreement or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to or restatement of any of the foregoing.

(c)Reserved.

(d)No Conflicts. The execution, delivery and performance of the Transaction Documents by the Seller and Company and the consummation by the Seller and the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of (A) any Organizational Documents of the Company or its subsidiaries

(including, without limitation, any certificate of designation contained therein), or (B) any resolution adopted by the board of directors (or similar Persons exercising similar authority) of the Company or its subsidiaries, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, foreign, federal and state securities laws and regulations and the rules and regulations applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected except, in the case of clause (ii) above, such conflicts, defaults or rights that could not reasonably be expected to have a Material Adverse Effect.

(e)Consents. Neither the Seller nor the Company nor any subsidiary is required to obtain any consent from, authorization or order of, or make any filing or registration with (other than the filing with the SEC of one a Form D with the SEC and other filings as may be required by any state securities agencies, the filing of requisite notice for the issuance and sale of the Securities and the filings required by Section 4(j) of this Agreement), any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under, or contemplated by, the Transaction Documents, in each case, in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain at or prior to the Closing have been obtained or effected on or prior to the Closing Date, and the Company is not aware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the registration, application or filings contemplated by the Transaction Documents.

(f)Acknowledgment Regarding Seller’s Acceptance of the Convertible Note. The Seller acknowledges and agrees that the Buyer is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that the Buyer is not (i) an officer or director of the Company or any of its subsidiaries, (ii) an “Affiliate” (as defined in Rule 405 of the 1933 Act and calculated based on the assumption that only officers, directors and holders of at least 10% of the Company’s issued and outstanding common shares are Affiliates without conceding that any such Persons are “affiliates” for purposes of federal securities laws), or (iii) to the best of its knowledge, a “beneficial owner” of more than 10% of the Common Shares (as defined for purposes of Rule 13d-3 of the 1934 Act. The Seller further acknowledges that the Buyer is not acting as a financial advisor or fiduciary of the Company or any of its subsidiaries (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by the Buyer or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Buyer’s purchase of the Common Shares. The Seller further represents to the Buyer that the Seller’s decision to enter into the Transaction Documents to which it is a party has been based solely on the independent evaluation by the Seller’s representatives.

(g)No General Solicitation; Placement Agent’s Fees. Neither the Seller, Company, nor any of its subsidiaries or Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Common Shares. The Seller shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions relating to or arising out of the transactions contemplated hereby.

(h)Reserved.

(i)Certain Trading Activities. The Seller has not directly or indirectly, nor has any Person (as defined below) acting on behalf of or pursuant to any understanding with the Seller, engaged in any transactions in the securities of the Seller (including, without limitation, any Short Sales (as defined below) involving the Company’s securities) during the period commencing as of November 3, 2018 ending immediately prior to the execution of this Agreement (it being understood and agreed that for all purposes of this Agreement, and without implication that the contrary would otherwise be true, that neither transactions nor purchases nor sales shall include the location and/or reservation of borrowable Common Shares).  “Short Sales” means all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

(j)Reserved.

(k)Financial Statements. The Financial Statements of the Company do not contain any untrue statement of a material fact or omit to state any fact necessary to make any statement therein not misleading. The Financial Statements have been prepared in accordance with Modified GAAP applied on a consistent basis throughout the periods indicated and with each other, except that unaudited Financial Statements may not contain all footnote required by generally accepted accounting principles. The Financial Statements fairly present, in all material respects, the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of unaudited Financial Statements to normal year-end audit adjustments. “Financial Statements” means: (i) balance sheets of the Company and its subsidiaries as of December 31, 2018 (the “Recent Balance Sheet”)

and December 31, 2017, and the related statements of income for each of the two fiscal years ended on such dates.  For purposes hereof, “GAAP” means U.S. generally accepted accounting principles as in effect on the date hereof, and “Modified GAAP” means, with respect to the Financial Statements, GAAP with such modifications or variations as are stated on the face of the Financial Statements.

(l)Absence of Certain Changes. Except as previously disclosed, neither the Company nor any of its subsidiaries has (i) declared or paid any dividends, (ii) sold any assets outside of the ordinary course of business or (iii) made any capital expenditures outside of the ordinary course of business, (iv) amended the Organizational Documents of the Company or its subsidiaries, (v) other than payments by the Company or its subsidiaries of bonuses, salaries, benefits, or other compensation in the ordinary course of business, paid, increased or decreased any bonus, salary, benefit, or other compensation to any holder of Common Shares, director, manager, officer, employee, or consultant or entered into or amended any employment, severance, bonus, retirement, loan, or other contract with any holder of Common Shares, director, manager, officer, employee, or consultant, or (vi) since the date of the Recent Balance Sheet, adopted, amended or materially increased or decreased the payments to or benefits under any Employee Plan. Neither the Company nor any of its subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Company or any subsidiary have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.  The Company is not Insolvent (as defined below). “Insolvent” means, (A) the present fair saleable value of the Company’s assets is less than the amount required to pay the Company’s total Indebtedness (as defined below), (B) the Company is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (C) the Company intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature. The Company has not engaged in any business or in any transaction and is not about to engage in any business or in any transaction, for which the Company’s remaining assets constitute unreasonably small capital.

(m)No Undisclosed Events, Liabilities, Developments or Circumstances.  No event, liability, development or circumstance (whether known or unknown and whether absolute, accrued, contingent, or otherwise) has occurred or exists with respect to the Company, any of its subsidiaries or any of their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that (i) would have been required to be disclosed by the Company under applicable laws, or (ii) could have a Material Adverse Effect.

(n)Conduct of Business; Regulatory Permits. Neither the Company nor any of its subsidiaries is in violation of any term of or in default under its Organizational Documents, or preferences or rights of any other outstanding series of preferred stock of the Company or any of its subsidiaries. Except as previously disclosed, neither the Company nor any of its subsidiaries is, or ever has been, in violation of any judgment, decree or order or any statute, ordinance, rule, regulation, or law applicable to the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries will conduct its business in violation of any of the foregoing, except in all cases for possible violations which could not, individually or in the aggregate, have a Material Adverse Effect. The Company and each of its subsidiaries possess all certificates, authorizations, permits, and licenses issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(o)Foreign Corrupt Practices. Neither the Company nor any of its subsidiaries nor, to the best knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(p)Sarbanes-Oxley Act. The Company and each subsidiary is in material compliance with all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and all applicable rules and regulations promulgated by the U.S. Securities and Exchange Commission (“SEC”) thereunder that are effective as of the date hereof

(q)Transactions with Affiliates. Except as previously disclosed, none of the officers, directors, employees or Affiliates of the Company or any of its subsidiaries is presently a party to any transaction with the

Company or any of its subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director, employee or Affiliate or, to the knowledge of the Company or any of its subsidiaries, any corporation, partnership, trust or other Person in which any such officer, director, employee or Affiliate has a substantial interest or is an employee, officer, director, trustee or partner.

(r)Equity Capitalization. The authorized capital stock of the Company is set forth in its Charter. As of the date of this Agreement, all of the outstanding shares of capital stock of the Company, including, without limitation, the Common Shares, are duly authorized and have been, or upon issuance will be, validly issued and are fully paid and non-assessable. As of the date of this Agreement, the Common Shares represent all of the outstanding equity of the Company, free and clear of all encumbrances, including any restriction on the right of Seller to transfer the Common Shares to Buyer pursuant to this Agreement. All of the Common Shares are owned by Seller.  None of the Company’s or any subsidiary’s capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Seller or Company or any subsidiary.  There are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional capital stock of the Company or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its subsidiaries.  There are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of the Company or any of its subsidiaries or by which the Company or any of its subsidiaries is or may become bound.  There are no financing statements securing obligations in any amounts filed in connection with the Company or any of its subsidiaries.  There are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the 1933 Act.  There are no outstanding securities or instruments of the Company or any of its subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to redeem a security of the Company or any of its subsidiaries.  There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the sale of the Common Shares. Neither the Company nor any subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.  Neither the Company nor any of its subsidiaries have any liabilities or obligations other than those incurred in the ordinary course of the Company’s or its subsidiaries’ respective businesses and which, individually or in the aggregate, do not or could not have a Material Adverse Effect. The Company has furnished to the Buyer true, correct and complete copies of the Company’s Charter and the Company’s Bylaws, and the terms of all Convertible Securities and the material rights of the holders thereof in respect thereto. “Convertible Securities” means any capital stock or other security of the Company or any of its subsidiaries that is at any time and under any circumstances directly or indirectly convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any capital stock or other security of the Company (including, without limitation, Common Shares) or any of its subsidiaries.

(s)Indebtedness and Other Contracts. Neither the Company nor any of its subsidiaries (i) has any outstanding Indebtedness (as defined below), (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect, (iii) is in violation of any term of, or in default under, any contract, agreement or instrument relating to any Indebtedness, and except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (iv) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company’s officers, has or is expected to have a Material Adverse Effect. The Company has no current intention or expectation to file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction. (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the purchase price of property or services (including, without limitation, “capital leases” in accordance with generally accepted accounting principles) (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (z) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(t)Absence of Litigation.  Except as previously disclosed, there is no action, suit, proceeding, inquiry or investigation (“Proceeding”) before any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries, the Common Shares, any of the Company’s or its subsidiaries’ officers or directors, or any assets owned or used by the Company which is outside of the ordinary course of business or individually or in the aggregate material to the Company or any of its subsidiaries. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation involving the Company, any of its subsidiaries or any current or former director or executive officer of the Company or any of its subsidiaries. To the knowledge of the Company and Seller, no event has occurred or circumstance exists that could give rise to or serve as a basis for the commencement of any such Proceeding.

(u)Insurance. The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its subsidiaries are engaged. Neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for, and neither the Company nor any such subsidiary has any reason to believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect. The Company has delivered to the Buyer copies of all policies of insurance (and correspondence relating to coverage thereunder) to which the Company or its subsidiaries are a party, an insured, or a beneficiary, or under which the Company, its subsidiaries, or any director, officer, or manager of the Company or its subsidiaries in his or her capacity as such, is or has been covered at any time. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is not in breach or default, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies.

(v)Employee Relations. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or employs any member of a union. The Company believes that its and its subsidiaries’ relations with their respective employees are good. No executive officer or other key employee of the Company or any of its subsidiaries has notified the Company or any such subsidiary that such officer intends to leave the Company or any such subsidiary or otherwise terminate such officer’s employment with the Company or any such subsidiary. To the best knowledge of the Company, no executive officer or other key employee of the Company or any of its subsidiaries is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer or other key employee (as the case may be) does not subject the Company or any of its subsidiaries to any liability with respect to any of the foregoing matters. The Company and its subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Schedule 3(v) lists the following information for each employee of the Company or its subsidiaries, including each employee on leave of absence or layoff status:  employer, name, job title, date of hiring, date of commencement of employment, details of leave of absence or layoff, rate of compensation, bonus arrangement, and any change in compensation or bonus since January 1, 2018, vacation, sick time, and personal leave accrued as of the date of this Agreement, and service credited for purposes of vesting and eligibility to participate under any Employee Plan. Schedule 3(v) lists the following information for every independent contractor, consultant, or sales agent of the Company or its subsidiaries:  name, responsibilities, date of engagement, and compensation.  Each such independent contractor, consultant, or sales agent qualifies as an independent contractor in relation to the Company or its subsidiaries for purposes of all applicable legal requirements, including those relating to taxes, insurance, and employee benefits.

(w)Title. The Company and its subsidiaries have good and marketable title in fee simple to all real property, and have good and marketable title to all personal property, owned by them which is material to the business of the Company and its subsidiaries, in each case, free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its subsidiaries. Any real property and facilities held under lease by the Company or any of its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company or any of its subsidiaries.

(x)Intellectual Property Rights. The Company and its subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, original works, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights and all applications and registrations therefor (“Intellectual Property Rights”) necessary to conduct their respective businesses as now conducted and as presently proposed to be conducted. None of the Company’s or its subsidiaries’ Intellectual Property Rights have expired, terminated or been abandoned, or are expected to expire, terminate or be abandoned, within two years from the date of this Agreement. The Company has no knowledge of any infringement by the Company or any of its subsidiaries of Intellectual Property Rights of others. There is no Proceeding being made or brought, or to the knowledge of the Company or any of its subsidiaries, being threatened, against the Company or any of its subsidiaries regarding their Intellectual Property Rights. The Company is not aware of any facts or circumstances which might give rise to any of the foregoing infringements or Proceedings. The Company and each of its subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights, except where failure to take such measures would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(y)Environmental Laws. The Company and its subsidiaries (i) are in compliance with all Environmental Laws (as defined below), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(z)Subsidiary Rights. The Company or one of its subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its subsidiaries as owned by the Company or such subsidiary.

(aa)Tax Matters.

(i) The Company and each of its subsidiaries (i) has timely made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has timely paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company and its subsidiaries know of no basis for any such claim. The Company is not operated in such a manner as to qualify as a passive foreign investment company, as defined in Section 1297 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

(ii) The Company has withheld each tax required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and remitted such amounts to the appropriate governmental entity.  No written claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.  No extensions or waivers of statutes of limitations have been given or requested with respect to any taxes of the Company.  All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.  The Company is not a party to any Proceeding by any taxing authority.  There are no pending Proceedings, or to the knowledge of the Company, threatened Proceeding by any taxing authority.

(iii) The Company has delivered or made available to Buyer copies of all federal, state, local and foreign income, franchise and similar tax returns filed by, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all taxable years ending on or after December 31, 2015.

(iv) There are no liens for taxes (other than for current taxes not yet due and payable) upon the assets of the Company.

(v) The Company is not a party to, or bound by, any tax indemnity, tax-sharing or tax allocation agreement (other than pursuant to the customary provisions of an agreement entered into in the ordinary course of business the primary purpose of which is not related to taxes, such as leases, licenses, or credit agreements).

(vi) The Company is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.  No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.  The Company is not the beneficiary with respect to any tax exemption, tax credit or tax grant or other tax preference memorialized in any written agreement with any governmental entity.

(vii) The Company has not been a member of an affiliated, combined, consolidated or unitary tax group for tax purposes.  The Company has no liability for taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(viii) The Company is or will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date; (ii) prepaid amount received on or prior to the Closing Date; (iii) deferred intercompany gain or excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding provision of state, local or non-U.S. Law); (iv) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date; or (v) any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign tax laws by reason of a change in accounting method or otherwise occurring on or prior to the Closing Date.

(ix) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(x) The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(xi) The Company makes no representation or warranty regarding the amount, value or condition of, or any limitations on, any tax asset or attribute of the Company, including but not limited to net operating losses, (each, a “Tax Attribute”), or the ability of Buyer or any of its affiliates to utilize such Tax Attributes after the Closing.

(bb)Internal Accounting and Disclosure Controls. The Company and each of its subsidiaries maintains internal control over financial reporting that is effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. Neither the Company nor any of its subsidiaries has received any notice or correspondence from any accountant or other Person relating to any potential material weakness or significant deficiency in any part of the internal controls over financial reporting of the Company or any of its subsidiaries.

(cc)Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company or any of its subsidiaries and an unconsolidated or other off balance sheet entity that is not disclosed or that otherwise could be reasonably likely to have a Material Adverse Effect.

(dd)Employee Benefits.

(i) Schedule 3(dd)(i) contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, fringe- benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”), whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, individual independent contractor or individual consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any liability, contingent or otherwise (as listed on (or required to be listed on) Schedule 3(dd)(i), each, a “Benefit Plan”).

(ii) With respect to each Benefit Plan, the Company has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the Transactions or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

(iii) Each Benefit Plan (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code) in all material respects.  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Company’s knowledge, nothing has occurred that would reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened in writing.

(iv) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Proceeding has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(v) Each Benefit Plan that is subject to Section 409A of the Code has been operated in material compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).  The Company does not have any obligation to any Person to cause any Benefit Plan subject to 409A of the Code to comply with Section 409A of the Code or to provide any “gross-up” or similar payment to any Person in the event any such Benefit Plan fails to comply with Section 409A of the Code.

(vi) Neither the execution of this Agreement nor any of the transactions contemplated by the Transaction Documents will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting under any Benefit Plan, or increase the amount of compensation due to any current or former director, officer, employee, independent contractor, or consultant of the Company; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(ee)U.S. Real Property Holding Corporation. Neither the Company nor any of its subsidiaries is, or has ever been a U.S. real property holding corporation within the meaning of Section 897 of the Code, and the Company and each subsidiary shall so certify upon the Buyer’s request.

(ff)Contracts and Commitments.

(i) Except as set forth on Schedule 3(ff)(i), the Company is not party to, bound by or subject to (and none of the Company’s assets are subject to and the Company has no rights, obligations or liabilities under) any:

(1)Contract involving aggregate consideration in excess of $50,000;

(2)Contract relating to any acquisition or disposition by the Company of any material assets or properties or the operating business or capital stock of any other Person, or relating to any such prior acquisition to the extent the Company has any remaining right, obligation or liability (whether fixed or contingent) thereunder;

(3)Contract relating to the Common Shares or other equity interests of the Company, including any voting or transfer restrictions or arrangements relating to the Common Shares or other equity interests of the Company or any rights to purchase or acquire any capital stock or other equity interests of the Company;

(4)Contract that provides for the indemnification of any Person or the assumption of any tax, environmental or other liability of any Person;

(5)Contract establishing any joint ventures or partnerships;

(6)Contract reflecting a settlement of any threatened or pending Proceeding;

(7)Contract (A) prohibiting or materially limiting the right of the Company to compete in any line of business or to conduct business with any Person or in any geographical area, (B) containing a most favored nation or similar provision in favor of any customer or counterparty, or (C) obligating the Company to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party;

(8)Contract with respect to, relating to or involving Intellectual Property Rights, including any Contract pursuant to which any Intellectual Property Rights are or have been licensed, sold, assigned or otherwise conveyed or provided to or by the Company;

(9)stock purchase, stock option or similar plan;

(10)Contract or indenture relating to the borrowing of money or Indebtedness or to placing a lien on any of the Company’s assets;

(11)guaranty of any obligation for borrowed money;

(12)Contract under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $50,000;

(13)Contract under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $50,000;

(14)Contract relating to (or for the use or occupancy of) any real property;

(15)Contract or group of related Contracts with the same party for the purchase or sale of materials, supplies, goods, services, equipment or other assets or properties involving aggregate consideration in excess of $50,000;

(16)Contract with any government party or agency;

(17)Contract relating to the design, development, testing, manufacture, sale or distribution of any products of the Company, other than non-exclusive purchase, license and use agreements for products of the Company that do not materially differ in substance from the Company’s standard forms thereof (provided that true, correct and complete copies of such standard forms have been made available to Buyer);

(18)Contract under which any Person has been granted the right to manufacture, sell, market or distribute any product of the Company on an exclusive basis to any Person or group of Persons or in any geographical area;

(19)Contract between the Company, on the one hand, and any affiliate, officer, director, employee or independent contractor of the Company, on the other hand;

(20)Contract for or relating to employment or engagement as an independent contractor or consultant; and

(21)Contract to enter into any of the foregoing.

(ii) The Company has provided Buyer a true, complete and correct copy of all written Material Contracts, together with all amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Material Contract. “Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment, arrangement or undertaking of any nature.

(iii) All the Contracts listed, or required to be listed, on Schedule 3(ff)(i) (each, a “Material Contract” and, collectively, the “Material Contracts”) are legal, valid, and binding on the Company, enforceable against it in accordance with its terms, and is in full force and effect; (ii) to the knowledge of the Company, no third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Material Contract; and (iii) to the knowledge of the Company, no third party is in breach, or has received written notice of breach, of any Material Contract.

(gg)Transfer Taxes. On the Closing Dates, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the issuance, sale and transfer of the Common Shares hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

(hh)No Additional Agreements. The Company does not have any agreement or understanding with the Buyer with respect to the transactions contemplated by the Transaction Documents other than as specified in the Transaction Documents.

(ii)Fixtures and Equipment. Each of the Company and its subsidiaries (as applicable) has good title to, or a valid leasehold interest in, the tangible personal property, equipment, improvements, fixtures, and other personal property and appurtenances that are used by the Company or its subsidiary in connection with the conduct of its business (the “Fixtures and Equipment”). The Fixtures and Equipment are structurally sound, are in good operating condition and repair, are adequate for the uses to which they are being put, are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs and are sufficient for the conduct of the Company’s and/or its subsidiaries’ businesses (as applicable) in the manner as conducted prior to the Closing. Each of the Company and its subsidiaries owns all of its Fixtures and Equipment free and clear of all Encumbrances except for (a) liens for current taxes not yet due and (b) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

(jj)Illegal or Unauthorized Payments; Political Contributions. Neither the Company nor any of its subsidiaries nor, to the Company’s knowledge (after reasonable inquiry of its officers and directors), any of the officers, directors, employees, agents or other representatives of the Company or any of its subsidiaries or any other business entity or enterprise with which the Company or any subsidiary is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company or any of its subsidiaries.

(kk)Money Laundering. The Company and its subsidiaries are in compliance with, and have not previously violated, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, without limitation, the laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, without limitation, (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

(ll)No Disagreements with Accountants and Lawyers. There are no material disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company, on the one hand, and any accountants or lawyers formerly or presently employed or engaged by the Company, on the other hand. The Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s ability to perform any of its obligations under any of the Transaction Documents.

(mm)Disclosure. All disclosure provided to the Buyer regarding the Company and its subsidiaries, their businesses and the transactions contemplated hereby, including the schedules to this Agreement, furnished by or on behalf of the Company or any of its subsidiaries is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that the Buyer does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 2.

4.COVENANTS.

(a)Reasonable Best Efforts. The Buyer shall use its reasonable best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Section 6 of this Agreement. The Company shall use its reasonable best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Section 7 of this Agreement.

(b)Reporting Status.  From the Closing Date until the date on which the Convertible Note is no longer outstanding (the “Reporting Period”), the Buyer shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Buyer shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would no longer require or otherwise permit such termination.

(c)Reserved.

(d)Financial Information. As long as the Convertible Note remains outstanding, the Buyer agrees to provide Seller quarterly consolidated balance sheets, income statements, shareholders’ equity statements and/or cash flow statements for each quarter and (ii) copies of any notices and other information made available or given to the shareholders of the Buyer generally, contemporaneously with the making available or giving thereof to the shareholders.

(e)Listing.  As long as the Convertible Note remains outstanding, the Buyer shall make commercially reasonable efforts to maintain the listing of the Common Shares on the Nasdaq Capital Market, The New York Stock Exchange, the NYSE MKT, The NASDAQ Global Select Market, or The NASDAQ Global Market (or any successor to any of the foregoing) (each, an “Eligible Market”). Neither the Company nor any of its subsidiaries shall take any action which could be reasonably expected to result in the delisting or suspension of the Common Shares on an Eligible Market. The Buyer shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(e).

(f)Fees.  The Buyer shall be responsible for the payment of any placement agent’s fees, financial advisory fees including fairness opinion charges for Buyer’s fairness opinion, transfer agent fees, broker’s commissions (other than for Persons engaged by the Seller) relating to or arising out of the transactions contemplated hereby. The Buyer shall pay, and hold the Seller harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment.  Except as otherwise set forth in the Transaction Documents, each party to this Agreement shall bear its own expenses in connection with the sale of the Common Shares to the Buyer.

(g)Subsequent Indebtedness. The Buyer shall not, directly or indirectly, without the prior written consent of the holders of a majority in aggregate principal amount of the Convertible Note(s) then outstanding, incur any Indebtedness after the Closing Date other than Indebtedness incurred in the normal course of business.

(h)Disclosure of Transactions and Other Material Information.  The Buyer shall by 9:00 a.m. (New York City time) on or prior to the first (1st) Trading Day immediately following the Closing Date, issue a Report on Form 8-K (the “Current Report”) disclosing the material terms of the transactions contemplated hereby, and including the Transaction Documents as exhibits thereto. From and after the filing of the Current Report, the Buyer represents to the Seller that the Buyer shall have publicly disclosed all material, non-public information delivered to the Seller as of such time by the Buyer or any of its subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. In addition, effective upon the filing of the Current Report, the Buyer acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Buyer, any of its subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Seller or any of its Affiliates, on the other hand, shall terminate.

(i)Reserved

.

(j)Additional Issuance of Securities

.  As long as any portion of the Convertible Note is outstanding, the Buyer agrees that the Buyer shall not directly or indirectly issue, offer, sell, grant any option or right to purchase, or otherwise dispose of (or announce any issuance, offer, sale, grant of any option or right to purchase or other disposition of) any equity security or any equity-linked or related security (including, without limitation, any “equity security” (as that term is defined under Rule 405 promulgated under the 1933 Act), any Convertible Securities, debt (with or related to equity), any preferred stock or any purchase rights), notes, debentures, commercial paper or other instruments representing Indebtedness, or otherwise enter into capital raising transactions with a third party in each case without the consent of the holders of a majority of the outstanding Convertible Note.

(k)Conduct of Business. The business of the Buyer and its subsidiaries shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result or reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

(l)Passive Foreign Investment Company.  So long as the Convertible Note is outstanding, the Buyer shall conduct its business, and shall cause its subsidiaries to conduct their respective businesses, in such a manner as will ensure that the Company will not be deemed to constitute a passive foreign investment company within the meaning of Section 1297 of the Code.

(m)Restriction on Redemption and Cash Dividends. So long as the Convertible Note is outstanding, the Buyer shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, any securities of the Buyer without the prior express written consent of the holder of the Convertible Note.

(n)Corporate Existence. So long as the Note is outstanding, the Buyer shall not be party to any Fundamental Transaction (as defined in the Convertible Note) unless the Buyer is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Convertible Note.

(o)Pledge of Securities.  Notwithstanding anything to the contrary contained in this Agreement, the Buyer acknowledges and agrees that the Convertible Note may be pledged by the holder in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Convertible Note. The pledge of the Convertible Note shall not be deemed to be a transfer, sale or assignment of the Convertible Note hereunder, and the holder effecting a pledge of the Convertible Note shall not be required to provide the Buyer with any notice thereof or otherwise make any delivery to the Buyer pursuant to this Agreement or any other Transaction Document. At the Seller’s expense, the Buyer hereby agrees to execute and deliver such documentation as a pledgee of the Convertible Note may reasonably request in connection with a pledge of the Convertible Note to such pledgee by the holder provided that the Buyer shall be under no obligation to deliver any legal opinion required in connection therewith unless required by the Buyer’s transfer agent to be issued by the Buyer’s legal counsel.

5.REGISTER; TRANSFER AGENT INSTRUCTIONS; LEGEND.

(a)Register.  The Buyer shall maintain at its principal executive offices (or such other office or agency of the Buyer as it may designate by notice to each holder of the Convertible Note(s)), a register for the Convertible Note in which the Company shall record the name and address of the Person in whose name the Convertible Note has been issued (including the name and address of each transferee) and the principal amount of the Convertible Note held by such Person. The Buyer shall keep the register open and available at all times during business hours for inspection of the Seller or its legal representatives.

(b)Legends. The Seller understands that the Convertible Note has been issued pursuant to an exemption from registration or qualification under the 1933 Act and applicable state securities laws, and except as set forth in Section 5(c) below, the certificates or other instruments representing the Convertible Note shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such the certificates or other instruments representing the Convertible Note and the Buyer shall be required to refuse to register any transfer of the Convertible Note not made in accordance with applicable U.S. securities laws):

THIS CONVERTIBLE NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, THIS NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION FROM, OR A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT, IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE NOTE MAY NOT BE CONDUCTED UNLESS IN ACCORDANCE WITH THE 1933 ACT.

(c)Removal of Legends. The certificates or other instruments representing the Convertible Note shall not be required to contain the legend set forth in Section 5(b) above or any other legend (i) while a registration statement covering the resale of the Convertible Note is effective under the 1933 Act, (ii) if the Convertible Note is eligible to be sold, assigned or transferred under Rule 144A (provided that the Buyer provides the Company with reasonable assurances that the Convertible Note is eligible for sale, assignment or transfer under Rule 144A which shall not include an opinion of counsel), (iii) in connection with any other sale, assignment or other transfer of the Convertible Note, provided that such sale, assignment or transfer of the Convertible Note may be made without registration under the applicable requirements of the 1933 Act or (iv) if such legend is otherwise not required under applicable requirements of the 1933 Act (including, without limitation, controlling judicial interpretations and pronouncements issued by the SEC). If a legend is not required pursuant to the foregoing, the Buyer shall no later than three (3) Trading Days following the delivery by the holder to the Buyer or the transfer agent (with notice to the Company) of a legended Convertible Note (in form necessary to affect the reissuance and/or transfer, if applicable), as directed by such holder, issue and deliver at the Buyer’s expense (via reputable overnight courier) to such holder, a new Convertible Note that is free from all restrictive and other legends, registered in the name of such holder or its designee (the date by which such certificate is required to be delivered to such holder pursuant to the foregoing is referred to herein as the “Required Delivery Date”).

6.CONDITIONS TO THE SELLER’S OBLIGATION TO SELL.

(a)The obligation of the Seller hereunder to sell the Common Shares to the Buyer at the Closing is subject to the satisfaction, at or before each applicable Closing Date, of each of the following conditions, provided that these conditions are for the Seller’s sole benefit and may be waived by the Seller at any time in its sole discretion by providing the Buyer with prior written notice thereof:

(i)The Buyer shall have executed each of the other Transaction Documents to which it is a party and delivered the same to the Seller.

(ii)The Buyer shall have delivered to the Company the Purchase Price for the Common Shares being purchased by the Buyer at the Closing.

(iii)The representations and warranties of the Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and the Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date, including, without limitation the issuance of the Convertible Note and reserving a sufficient number of duly authorized Convertible Shares for issuance as may be required to fulfill its obligations pursuant to the Transaction Documents

7.CONDITIONS TO THE BUYER’S OBLIGATION TO PURCHASE.

(a)The obligation of the Buyer hereunder to purchase the Note at the Closing is subject to the satisfaction, at or before each applicable Closing Date, of each of the following conditions, provided that these conditions are for the Buyer’s sole benefit and may be waived by the Buyer at any time in its sole discretion by providing the Seller with prior written notice thereof:

(i)The Seller, Company and each subsidiary (as the case may be) shall have duly executed and delivered to the Buyer each of the Transaction Documents to which it is a party and the Company shall have duly executed and delivered to the Buyer the Common Shares being purchased by the Buyer at the Closing pursuant to this Agreement.

(ii)The Seller and Company shall each have delivered to the Buyer a certificate evidencing the formation and good standing of the Seller and Company issued by the Secretary of State (or comparable office) of such jurisdiction of formation as of a date within fifteen (15) days of the Closing Date.

(iv)The Seller and Company each shall have delivered to Buyer a certificate, in the form previously provided to the Seller and Company by Buyer, executed by the Manager of the Seller and the Chief Executive Officer of the Company and dated as of the Closing Date, as to (i) the resolutions consistent with Section 3(b) as adopted by the Seller’s and Company’s Manager or board of directors, as applicable, in a form reasonably acceptable to Buyer, (ii) the Articles of Organization of Seller and Charter of the Company and (iii) the Bylaws of the Company as in effect at the Closing.

(v)Each and every representation and warranty of the Seller shall be true and correct in all material respects as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such date) and the Seller shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Seller and Company at or prior to the Closing Date. The Buyer shall have received a certificate, executed by the Manager of the Seller and the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Buyer in the form reasonably acceptable to the Buyer.

(vi)Buyer shall have received a fairness opinion from Skyway Capital Markets, LLC as to the transactions contemplated in the Transaction Documents in form acceptable to Buyer’s board of directors in their sole discretion.

(vii)No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents, and no Proceedings shall be in progress or pending by any Person that seeks to enjoin, prohibit or otherwise adversely affect any of the transactions contemplated by the Transaction Documents.

(viii)No event or series of events shall have occurred that reasonably would have or result in a Material Adverse Effect.

(ix)No Event of Default (as defined in the Convertible Note) has occurred and is continuing, or any event which, after notice and/or lapse of time, would become an Event of Default has occurred.

(x)Neither the Company nor any of its subsidiaries has filed for and/or is subject to any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors instituted by or against the Company.

(xi)The Company and its subsidiaries shall have delivered to the Buyer such other documents, instruments or certificates relating to the transactions contemplated by this Agreement as the Buyer or its counsel may reasonably request.

8.TERMINATION.

In the event that the Closing shall not have occurred within five (5) days after the date of this Agreement, then the Buyer shall have the right to terminate its obligations under this Agreement at any time on or after the close of business on such date without liability of the Buyer to any other party; provided, however, the right of the Buyer to terminate its obligations under this Agreement pursuant to this Section 8 shall not be available to the Buyer if the failure of the transactions contemplated by this Agreement to have been consummated by such date is the result of the Buyer’s breach of this Agreement. Nothing contained in this Section 8 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

9.MISCELLANEOUS.

(a)Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Florida. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Hillsborough County, Florida, for the adjudication of any dispute hereunder or under any of the other Transaction Documents or in connection herewith or with any transaction contemplated hereby or thereby or discussed herein or therein, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that Proceeding is brought in an inconvenient forum or that the venue of such Proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall (i) limit, or be deemed to limit, in any way any right to serve process in any manner permitted by law, (ii) operate, or shall be deemed to operate, to preclude the Buyer from bringing suit or taking other legal action against the Seller or Company in any other jurisdiction to collect on the Seller’s or Company’s obligations to the Buyer or to enforce a judgment or other court ruling in favor of the Buyer or (iii) limit, or be deemed to limit, any provision of Section 22 of the Convertible Note. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR UNDER ANY OTHER TRANSACTION DOCUMENT OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

(b)Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a digital copy of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(c)Headings; Gender. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(d)Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s). Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document (and without implication that the following is required or applicable), it is the intention of the parties that in no event shall amounts and value paid by the Buyer or Seller and/or its subsidiaries (as the case may be), or payable to or received by the Buyer or Seller, under the Transaction Documents (including without limitation, any amounts that would be characterized as “interest” under applicable law) exceed amounts permitted under any applicable law. Accordingly, if any obligation to pay, payment made to the Buyer or Seller, or collection by the Buyer or Seller pursuant the Transaction Documents is finally judicially determined to be contrary to any such applicable law, such obligation to pay, payment or collection shall be deemed to have been made by mutual mistake of such Buyer or Seller and such amount shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by the applicable law. Such adjustment shall be effected, to the extent necessary, by reducing or refunding, at the option of such Seller, the amount of interest or any other amounts which would constitute unlawful amounts required to be paid or actually paid to Seller under the Transaction Documents. For greater certainty, to the extent that any interest, charges, fees, expenses or other amounts required to be paid to or received by such Buyer or Seller under any of the Transaction Documents or related thereto are held to be within the meaning of “interest” or another applicable term to otherwise violate applicable law, such amounts shall be pro-rated over the period of time to which they relate.

(e)Entire Agreement; Amendments. This Agreement, the other Transaction Documents and the schedules and exhibits attached hereto and thereto and the instruments referenced herein and therein supersede all other prior oral or written agreements between the Buyer, Seller, the Company, its subsidiaries, their Affiliates and Persons acting on their behalf solely with respect to the matters contained herein and therein, and this Agreement, the other Transaction Documents, the schedules and exhibits attached hereto and thereto and the instruments referenced herein and therein contain the entire understanding of the parties solely with respect to the matters covered herein and therein; provided, however, nothing contained in this Agreement or any other Transaction Document shall (or shall be deemed to) (i) have any effect on any agreements the Buyer has entered into with the Seller, Company or any of its subsidiaries prior to the date hereof with respect to any prior investment made by the Buyer in the Seller, Company or (ii) waive, alter, modify or amend in any respect any obligations of the Seller, Company or any of its subsidiaries, or any rights of or benefits to the Buyer or any other Person, in any agreement entered into prior to the date hereof between or among the Seller, Company and/or any of its subsidiaries and the Buyer, and all such agreements shall continue in full force and effect. Except as specifically set forth herein or therein, neither the Seller, Company nor the Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. For clarification purposes, the Recitals are part of this Agreement. No provision of this Agreement may be amended other than by an instrument in writing signed by the Seller, Company and the Buyer, and any amendment to any provision of this Agreement made in conformity with the provisions of this Section 9(e) shall be binding on the Buyer and holders of the Convertible Note, as applicable, provided that no such amendment shall be effective to the extent that it (1) applies to less than all of the holders of the Convertible Note then outstanding or (2) imposes any obligation or liability on the Buyer without the Buyer’s prior written consent (which may be granted or withheld in the Buyer’s sole discretion). No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party, provided that the Seller may waive any provision of this Agreement, and any waiver of any provision of this Agreement made in conformity with the provisions of this Section 9(e) shall be binding on the Seller and holders of Note, as applicable, provided that no such waiver shall be effective to the extent that it (1) applies to less than all of the holders of the Note then outstanding (unless a party gives a waiver as to itself only) or (2) imposes any obligation or liability on the Seller without such holder’s prior written consent (which may be granted or withheld in the Seller’s sole discretion). The Seller has not, directly or indirectly, made any agreements with the Buyer relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.

(f)Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, if delivered personally; (ii) when sent, if sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) when sent, if sent by e-mail (provided that such sent e-mail is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to such recipient) and (iv) if sent by overnight courier service, one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The addresses, facsimile numbers and/or e-mail addresses for such communications are as follows:

If to the Buyer:

LM Funding America, Inc.

302 Knight Run Avenue

Suite 1000

Tampa, Florida 33602

Telephone: 813 222 8996

E-Mail: Bruce@LMFunding.com

Attention: Bruce M. Rodgers, Esq.

If to the Seller:

Craven House Capital North America LLC

c/o IIU, Inc.

104 West Federal St.

P.O. Box 480

Middleburg VA 20117

Telephone: 540 687 3166

E-Mail: M.Pajak@cravenhousecapital.com

Attention: Mark Pajak

or to such other address, facsimile number or e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date and recipient facsimile number or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iv) above, respectively. A copy of the e-mail transmission containing the time, date and recipient e-mail address shall be rebuttable evidence of receipt by e-mail in accordance with clause (iii) above.

(g)Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including, as contemplated below, any assignee or transferee of the Note. The Buyer shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Seller (which may be granted or withheld in the sole discretion of the Seller), including, without limitation, by way of a Fundamental Transaction (as defined in the Convertible Note) (unless the Buyer is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Convertible Note). The Seller may not assign its rights or obligations hereunder without the prior written consent of the Buyer.

(h)No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, other than the Indemnitees referred to in Section 9(k).

(i)Survival. The representations, warranties, agreements and covenants shall survive the Closing.

(j)Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)Indemnification

(i)In consideration of the Buyer’s execution and delivery of the Transaction Documents and acquiring the Common Shares thereunder and in addition to all of the Seller’s other obligations under the Transaction Documents, the Seller shall indemnify and hold harmless the Buyer and all of its shareholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Seller in any of the Transaction Documents, or (b) any breach of any covenant, agreement or obligation of the Seller or Company contained in any of the Transaction Documents.

(ii)Promptly after receipt by an Indemnitee under this Section 9(k) of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Indemnitee shall, if a claim in respect thereof is to be made against the Seller under this Section 9(k), deliver to the Seller a written notice of the commencement thereof, and the Seller shall have the right to participate in, and, to the extent the Seller so desires, to assume control of the defense thereof with counsel mutually satisfactory to the Seller and the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel with the fees and expenses of such counsel to be paid by the Seller if: (i) the Seller has agreed in writing to pay such fees and expenses; (ii) the Seller shall have failed promptly to assume the defense of such Indemnified Liability and to employ counsel reasonably satisfactory to such Indemnitee in any such Indemnified Liability; or (iii) the named parties to any such Indemnified Liability (including any impleaded parties) include both such Indemnitee and the Seller, and such Indemnitee shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnitee and the Seller (in which case, if such Indemnitee notifies the Seller in writing that it elects to employ separate counsel at the expense of the Seller, then the Seller shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Seller), provided further, that in the case of clause (iii) above the Seller shall not be responsible for the reasonable fees and expenses of more than one (1) separate legal counsel for such Indemnitee. The Indemnitee shall reasonably cooperate with the Seller in connection with any negotiation or defense of any such action or Indemnified Liability by the Seller and shall furnish to the Seller all information reasonably available to the Indemnitee which relates to such action or Indemnified Liability. The Seller shall keep the Indemnitee reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. The Seller shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the Seller shall not unreasonably withhold, delay or condition its consent. The Seller shall not, without the prior written consent of the Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such Indemnified Liability or litigation, and such settlement shall not include any admission as to fault on the part of the Indemnitee. Following indemnification as provided for hereunder, the Seller shall be subrogated to all rights of the Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the Seller within a reasonable time of the commencement of any such action shall not relieve the Seller of any liability to the Indemnitee under this Section 9(k), except to the extent that the Seller is materially and adversely prejudiced in its ability to defend such action.

(iii)The indemnification required by this Section 9(k) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Liabilities are incurred.  Buyer may, in its discretion and upon written notice to Seller, elect to apply any indemnification obligation due to Buyer hereunder as a reduction in the outstanding principal balance of the Convertible Note.

(iv)The indemnity agreement contained herein shall be in addition to (A) any cause of action or similar right of the Indemnitee against the Seller or others, and (B) any liabilities the Seller may be subject to pursuant to the law.

(l)Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. Each and every reference to share prices, Common Shares and any other numbers in this Agreement that relate to the Common Shares shall be automatically adjusted for stock splits, stock dividends, stock combinations and other similar transactions that occur with respect to the Common Shares after the date of this Agreement.

(m)Remedies. The Seller and each holder of any Convertible Note shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it or any subsidiary fails to perform, observe, or discharge any or all of its or such subsidiary’s (as the case may be) obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the Seller. The Buyer therefore agrees that the Seller shall be entitled to seek specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. The remedies provided in this Agreement and the other Transaction Documents shall be cumulative and in addition to all other remedies available under this Agreement and the other Transaction Documents, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief).

(n)Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever the Seller exercises a right, election, demand or option under a Transaction Document and the Buyer does not timely perform its related obligations within the periods therein provided, then the Seller may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company or such subsidiary (as the case may be), any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights

(o)Payment Set Aside. To the extent that the Buyer makes a payment or payments to the Seller hereunder or pursuant to any of the other Transaction Documents or the Seller enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Buyer, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred. Until the Convertible Note is no longer outstanding, the Buyer shall not effect any stock combination, reverse stock split or other similar transaction (or make any public announcement or disclosure with respect to any of the foregoing) without the prior written consent of the Seller (which may be granted or withheld in the sole discretion of the Seller).

[signature pages follow]

IN WITNESS WHEREOF, Buyer and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

COMPANY:

IIU, INC.

By:___/s/ M. Pajak______________________

Name:  M. Pajak

Title:   President

IN WITNESS WHEREOF, Buyer and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

SELLER:

CRAVEN HOUSE CAPITAL NORTH AMERICA LLC

By:_/s/ M. Pajak________________________

Name:  M. Pajak

Title:   Manager

IN WITNESS WHEREOF, Buyer and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

BUYER:

LM Funding America, Inc.

By:__/s/ Bruce M. Rodgers____________________

Name:  Bruce M. Rodgers, Esq.

Title:    Chief Executive Officer

EXHIBIT A

FORM OF SENIOR CONVERTIBLE PROMISSORY NOTE

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